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                                            FOR IMMEDIATE RELEASE
                                            OCTOBER 23, 1995

                                            For Additional Information:

                                            Debra Dendahl Hadley
                                            Director - Investor
                                              Relations
                                            614/761-8700


                    MARGIN IMPROVEMENT DRIVES HIGHER EARNINGS
                             AT CARDINAL HEALTH, INC.


                   DUBLIN, OHIO, OCTOBER 23, 1995 -- Cardinal Health, Inc. (NYSE: CAH) today reported substantially higher earnings for the first quarter of its fiscal year 1996. Net income rose 28% in the quarter to $20.5 million from $16.0 million in the first quarter of 1995. Fully diluted earnings per share were $.48 for the first quarter, an increase of 23% from $.39 earned in the same period one year ago.

                   These higher earnings levels were driven by gross margin improvement and increased sales. The gross margin was 5.82% of net sales for the first quarter of 1996, up from 5.68% earned in the same period last year. Reasons for the improve-ment in the gross margin over the past year include: greater con-tribution from sales of generic drugs, increased development of customer and supplier marketing programs, growth in Cardinal's higher-margin specialty businesses, and a stable customer mix.

                   Net sales were $2.0 billion in the first quarter of 1996, up from $1.8 billion in the prior year, an increase of 12%. All of the increase in sales was internally generated. Not included in net sales is an additional $533 million of brokerage shipments to customer warehouses during the first quarter of 1996, up 48% from the prior year. The addition of brokerage shipments to net sales resulted in total customer shipments of $2.6 billion in the first quarter of 1996.

                   "I am very pleased that our first quarter results reflect an improved balance between volume and margin," noted Robert D. Walter, chairman and chief executive officer. "Our sales growth for the quarter was somewhat below recent histori-cal levels due to a comparison with the first quarter a year ago in which we experienced an internal growth rate of a robust 30%. During the first quarter of this year, Cardinal signed contracts with a number of major new customers which will en-hance sales growth in future periods.
                                --more--
         -------------------------------------------------------------
                     [LETTERHEAD OF CARDINAL HEALTH, INC.]

                   "Our primary focus is to optimize our profit equa-tion," Mr. Walter emphasized. "As a result, we will not take on business that does not meet our long-term return objectives and enable us to continue to invest in new systems and services for our customers. We strongly believe, as do the majority of our customers, that over the long term, high service levels and creative partnership initiatives are of the greatest value in delivering quality health care services to the marketplace.

                   "Cardinal's service levels are the best they have ever been," Mr. Walter continued. "In addition, we are adding more value at multiple points along the pharmaceutical supply chain than ever before. Our high service levels combined with the breadth of services we offer continue to distinguish us in the marketplace. In addition, we are being compensated to a greater degree today than we have been in the past for the val-ue we are creating, which should continue to be favorably re-flected in our gross margin."

                   Productivity improvements also contributed to Cardi-nal Health's earnings performance in the first quarter. Earn-ings per employee increased 18% from the first quarter of 1995 to the same period this year. Selling, general and administra-tive expenses declined from 3.97% of net sales in the first quarter of 1995 to 3.93% in the most recent quarter.

                   "Our core business expenses continue to move towards 3% of sales, enabling us to continue to make investments for our future," Mr. Walter added. "We currently have numerous initiatives underway to relocate, expand and/or renovate cer-tain distribution facilities. In addition, we continue to de-velop enhanced systems capabilities which will enable our cus-tomers to improve further the management of their pharmacy operations."

                   Cardinal closed the quarter with a very strong capi-tal position. Over the last twelve months, shareholders' eq-uity increased 18.2% to $568.7 million. Total debt, net of cash, to total capital at the end of the first quarter of 1996 was 23%.

                   In August, Cardinal Health and Medicine Shoppe Inter-national, Inc. announced the signing of a definitive merger agreement. Medicine Shoppe is the largest franchiser of apothecary-style independent pharmacies in the United States.
         A special meeting of Medicine Shoppe's shareholders has been scheduled for November 13, 1995 to vote on approval of the merger. The company currently expects to close the transaction prior to December 1, 1995.

                   Cardinal Health, Inc., based in Dublin, Ohio, is one of the country's largest pharmaceutical distributors. The com-pany provides an array of innovative, value-added services to a broad base of customers nationwide including hospitals, inde-pendent and chain pharmacies, managed care facilities, alter-nate care centers, and the pharmacy departments of supermarkets and mass merchandisers.
                                     --more--


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
         CARDINAL HEALTH, INC.
         CONSOLIDATED STATEMENTS OF EARNINGS
         (In thousands, except per share amounts)

                                                  FIRST QUARTER (unaudited)
                                     ----------------------------------------------------------
                                      September 30,     % of    September 30,   % of
                                          1995        Net Sales     1994      Net Sales % Change
                                     ----------------------------------------------------------

         Net Sales                   $   2,033,034    100.00%    $  1,818,687   100.00%     12%

         Cost of Products Sold           1,914,787     94.18%       1,715,330    94.32%     12%
                                     -------------               ------------
         Gross Margin                      118,247      5.82%         103,357     5.68%     14%

         S, G & A Expenses                 (79,840)     3.93%         (72,201)    3.97%     11%
                                     -------------               ------------
         Operating Earnings                 38,407      1.89%          31,156     1.71%     23%

         Other Income (Expense):
            Interest Expense                (4,140)     0.20%          (3,856)    0.21%      7%
            Other, net                       1,119      0.05%             401     0.02%    179%
                                     -------------               ------------
         Earnings Before Income Taxes       35,386      1.74%          27,701     1.52%     28%

         Provision for Income Taxes        (14,859)     0.73%         (11,676)    0.64%     27%
                                     -------------               ------------
         Earnings Available for
            Common Shares            $      20,527      1.01%    $     16,025     0.88%     28%
                                     -------------               ------------
                                     -------------               ------------

         Earnings per Common Share:
            Primary                  $           0.48            $          0.39            23%
            Fully Diluted            $           0.48            $          0.39            23%

         Weighted Avg. Number of
            Shares Outstanding:
            Primary                         42,796                     40,614
            Fully Diluted                   42,876                     40,678

         /TABLE

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
                                                           CARDINAL HEALTH, INC.
                                                        CONSOLIDATED BALANCE SHEETS
                                                                  ($000'S)
                                                                (unaudited)

                                                September 30,  June 30,    September 30,     September/June    September/September
                                                    1995         1995         1994             Difference          Difference
                                                -------------  -------     -------------     --------------    -------------------

         ASSETS

         CURRENT ASSETS

         Cash and Equivalents and Marketable
           Securities                          $    62,230   $    63,195   $  126,781         $    (965)           $  (64,551)
         Trade Receivables                         568,269       516,262      473,137             52,007                95,132
         Merchandise Inventories                 1,120,739     1,071,811      962,251             48,928               158,488
         Prepaid Expenses and Other                 24,892        23,446       26,656              1,446               (1,764)
                                               -----------   -----------   ----------         ----------            ----------
           Total Current Assets                  1,776,130     1,674,714    1,588,825            101,416               187,305

         Property and Equipment - at Cost          186,667       177,284      145,300              9,383                41,367
         Less Accumulated Depreciation
           and Amortization                       (86,867)      (82,056)     (72,839)            (4,811)              (14,028)
                                               -----------   -----------   ----------         ----------            ----------
         Property and Equipment - Net               99,800        95,228       72,461              4,572                27,339

         OTHER ASSETS                               71,617        71,862       65,867              (245)                 5,750
                                               -----------   -----------   ----------         ----------            ----------
         TOTAL ASSETS                          $ 1,947,547   $ 1,841,804   $1,727,153         $  105,743            $  220,394
                                               -----------   -----------   ----------         ----------            ----------
                                               -----------   -----------   ----------         ----------            ----------

         LIABILITIES AND SHAREHOLDERS' EQUITY

         CURRENT LIABILITIES

         Notes Payable - Banks                 $    19,800   $     3,000                      $   16,800            $   19,800
         Current Portion of Long-Term
           Obligations                               2,102         2,083  $     3,517                 19               (1,415)
         Accounts Payable                        1,021,893       949,992      937,215             71,901                84,678
         Other Accrued Liabilities                 115,478       118,295       93,753            (2,817)                21,725
                                               -----------   -----------  -----------         ----------            ----------
           Total Current Liabilities             1,159,273     1,073,370    1,034,485             85,903               124,788





         Long-Term Obligations, Less Current
           Portion                                 208,179       209,202      211,443            (1,023)               (3,264)
         Deferred Taxes and Other Liabilities       11,364        11,035          191                329                11,173

         Common Shares - Without Par Value         347,047       345,538      343,574              1,509                 3,473
         Retained Earnings                         229,073       209,804      144,623             19,269                84,450
         Common Shares in Treasury - At Cost       (4,189)       (4,011)      (3,438)              (178)                 (751)
         Unamortized Value of Restricted Stock
           Issued                                  (3,200)       (3,134)      (3,725)               (66)                   525
                                               -----------   -----------  -----------         ----------            ----------
         Total Shareholders' Equity                568,731       548,197      481,034             20,534                87,697
                                               -----------   -----------  -----------         ----------            ----------

         TOTAL LIABILITIES AND SHAREHOLDERS'
           EQUITY                              $ 1,947,547   $ 1,841,804  $ 1,727,153        $   105,743           $   220,394
                                               -----------   -----------  -----------         ----------            ----------
                                               -----------   -----------  -----------         ----------            ----------